Delta Natural Gas Company, Inc.
                         3617 Lexington Road
                      Winchester, Kentucky  40391


            Notice To Common Shareholders Of Annual Meeting
                     To Be Held November 16, 2000




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 16, 2000 at
10:00 a.m. for the purposes of:

1. Electing three Directors for three year terms expiring in 2003, one Director for one year term expiring in 2001; and

2. Acting on such other business as may properly come before the meeting.


Holders of Common Stock of record at the close of business on October 2, 2000 will be entitled to vote at the meeting.



By Order of the Board of Directors

John F. Hall

Vice President - Finance,
Secretary and Treasurer

Winchester, Kentucky
October 9, 2000


To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.



                            Proxy Statement

                    Delta Natural Gas Company, Inc.
                         3617 Lexington Road
                     Winchester, Kentucky  40391

                     Information Concerning Proxy



This solicitation of proxies is made by Delta Natural Gas Company, Inc. ("Delta" or "the Company"), upon the authority of Delta's Board of Directors and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 9, 2000. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation. As part of its duties as registrar and transfer agent, Fifth Third Bank mails Delta's proxy solicitation materials to shareholders. Fees for this service are included in the annual fee paid by Delta to Fifth Third Bank for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall, Vice President - Finance, Secretary and Treasurer of Delta.


Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 2000, 2001 or 2002. The terms of three Directors, Jane Hylton Green, Harrison D. Peet and Henry C. Thompson, are scheduled to end in 2000. Henry C. Thompson has chosen not to stand for re-election as a Director. Accordingly, Michael R. Whitley is nominated to replace Mr.
Thompson as a Director for a three year term ending in 2003.   Jane Hylton
Green and Harrison D. Peet are nominated to continue as Directors for a new three year term ending 2003.

John D. Harrison resigned from Delta's Board of Directors effective January 15, 2000, and the Board of Directors appointed Lanny D. Greer to fill the vacancy created by Mr. Harrison's resignation. Mr. Greer now is nominated as a Director to complete the normal term of Mr. Harrison, which will expire in 2001.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Jane Hylton Green, Lanny D. Greer, Harrison D. Peet and Michael R. Whitley as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below:

                             	Additional Business
Name, Age and Position	        Experience During	    Period of Service
 Held With Delta 	              Last Five Years	         As Director


Donald R. Crowe (2) - 66	    Retired Senior Analyst	    1966 to present
Director	                    Department of Insurance
                             Commonwealth of Kentucky
                             Lexington, Kentucky

Jane Hylton Green (1) - 70	  Retired Vice President - 	 1976 to present
Director	                    Human Resources and
                             Secretary, Delta  and
                             Delta's subsidiaries

Lanny D. Greer (2) - 49	     Chairman of the Board and	 2000 to present
Director	                    President, First National
                             Financial Corporation and
                            	First National Bank
                            	(commercial banking); both of
                            	Manchester, Kentucky

Billy Joe Hall (2) - 63	     Investment Broker,	        1978 to present
Director	                    LPL Financial Services
                            	(general brokerage
                             	services)
                            	Mount Sterling, Kentucky

Glenn R. Jennings (3) - 51	  President and Chief	       1984 to present
Vice Chairman of the 	       Executive Officer and
Board, President and	        Director of Delta's
Chief Executive Officer	     subsidiaries


Lewis N. Melton (3)- 60	     Professional Engineer	     1999 to present
Director	Secretary
Vaughn & Melton, Inc.
Middlesboro, Kentucky
(consulting engineering)

Harrison D. Peet (1) - 80	   Chairman of the Board of	   1950 to present
Chairman of the Board	       Delta's subsidiaries

Arthur E. Walker, Jr.(3) - 55
Director	                    President  	                1981 to present
                            	The Walker Company
                            	(general and
                            	highway construction)
                            	Mount Sterling, Kentucky

Michael R. Whitley - 57	     Retired President and	      Nominee
                             Chief Operating Officer
                            	LG&E Energy,
                            	Louisville, Kentucky;
                            	Chairman of the Board,
                            	President and Chief
                            	Executive Officer
                            	KU Energy and Kentucky
                            	Utilities
                            	Lexington, Kentucky

(1)  Term expires November 18, 2000.

(2)  Term expires on date of Annual Meeting of Shareholders in 2001.

(3)  Term expires on date of Annual Meeting of Shareholders in 2002.




                      Committees and Board Meetings

Delta has an Audit Committee comprised of Mrs. Green and Messrs. Greer, Melton and Thompson. The Committee, which met one time during fiscal 2000, is empowered to recommend independent auditors to the Board, review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board. The Committee was in compliance with its written charter.

Delta has a Nominating and Compensation Committee comprised of Messrs. Crowe, Hall and Walker. The Committee, which met three times during fiscal 2000, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters. The Committee also is empowered to present to the Board names of individuals who would make suitable Directors. The Committee will consider Nominees recommended by Shareholders, if such nominations are submitted in writing to the attention of Mr. John F. Hall at
Delta's corporate office in Winchester, Kentucky.

Delta has an Executive Committee comprised of Messrs. Jennings, Peet and Walker. The Committee, which met one time during fiscal 2000, is empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During fiscal 2000, Delta's Board of Directors held four meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.

Each Non-Officer Director (except for the Chairman) receives a monthly Directors' fee of $600 and no additional fees for attending board and committee meetings. Mr. Peet, as Chairman of the Board of Directors, is paid a monthly fee of $3,600. Mr. Jennings, as Vice-Chairman of the Board of Directors, is paid a monthly fee of $1,000. Each Non-Officer Director (except for the Chairman) received a bonus of $576. Mr. Peet, as Chairman of the Board of Directors, received a bonus of $3,456. Mr. Jennings, as Vice-Chairman of the Board of Directors, received a bonus of $960.
In addition, each Director was issued one hundred shares of Delta's common stock in fiscal year 2000.




                        Officers of Delta
                                                        			   Date Began
                                                     			        in this
Name	                   Position(1)	             Age	         Position(2)

John B. Brown(3)	       Controller	               33	           3/1/99


Johnny L. Caudill	      Vice President - 	        51	           3/1/95
Administration and
Customer Service

John F. Hall	           Vice President - 	        57	           3/1/95
Finance, Secretary
and Treasurer

Robert C. Hazelrigg	    Vice President-	          53	           5/20/93
Public and Consumer
Affairs

Alan L. Heath	          Vice President - 	        53	           5/21/84
Operations and
Engineering

Glenn R. Jennings	      Vice-Chairman of the	     51	           6/1/00
Board, President and
Chief Executive Officer


(1) 	Each Officer is normally elected to serve a one year term.  Each Officer's current term is scheduled to end on November 16, 2000, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting, except Mr.
Jennings has an employment contract in his present capacity through November 30, 2004 (see "Employment Agreement and Change in Control
Agreement").

(2) All current Officers except Mr. Brown have functioned as Officers of Delta for at least five years.

(3) Mr. Brown was elected an Officer on March 1, 1999. Mr. Brown held the position of Manager - Accounting & Finance for 4 years. Prior to that, Mr. Brown, a Certified Public Accountant, was employed in various accounting capacities for approximately 5 years by Arthur Andersen LLP.




           Board Nominating and Compensation Committee
               Report on Executive Compensation

The Nominating and Compensation Committee of the Board of Directors ("Committee") is composed of three independent, non-employee directors. Among other duties, the Committee is responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. All decisions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full Board of Directors. During 2000, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will ensure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees, using a pay grade system established with the assistance of a consulting firm. Salary grades are developed for all positions in the Company through the use of external comparisons with other companies and are periodically adjusted for inflation. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive officers are established by the Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their position in their individual pay grades.
There is no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive officers or the Chief Executive Officer. Bonuses have been paid in the past from time to time, at the discretion of the Company, based on the Company's overall performance and the contributions and performances of the individual officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive Officer of the Company, and Alan L. Heath, Vice President - Operations and Engineering, is set forth in the "Summary Compensation Table". The compensation paid and the other components of Mr. Jennings' and Mr. Heath's 2000 salary packages are generally consistent with prior years.

                    	Arthur E. Walker, Jr., Committee Chairman
                    	Donald R. Crowe
                    	Billy Joe Hall


                     Audit Committee Report

The Audit Committee is made up of non-employee, financially literate, independent directors. Members of the Audit Committee have accounting or related financial management expertise. The Audit Committee has adopted a written charter, which is attached to this Proxy Statement as Appendix A. The Committee has complied with its charter including the requirement to meet periodically with Delta's independent auditors, its internal auditor and management to discuss the auditors' findings and other financial and accounting matters.

Arthur Andersen LLP, Delta's independent auditor, has provided the Audit Committee with written assurance of its independence (as required by Independence Standards Board Standard No. 1). The Audit Committee also met with Arthur Andersen and discussed Arthur Andersen's independence, the results of its audit and other matters required to be discussed by applicable accounting standards (including SAS 61).

The Audit Committee has also reviewed and discussed with management the audited financial statements that appear in the 2000 Annual Report.

Based on all of its activities during the year, the Audit Committee recommended to the Board of Directors that the financial statements for 2000 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                        	Respectfully submitted,

                        	THE AUDIT COMMITTEE

                        	Jane Hylton Green, Committee Chair
                        	Lanny D. Greer
                        	Lewis N. Melton
                        	Henry C. Thompson





                     Summary Compensation Table

The following table sets forth information for the last three fiscal years concerning the compensation of the Company's Chief Executive Officer and the only Executive Officer whose total annual salary and bonus exceeded $100,000.


                             		              Annual
    Name and 		                          Compensation	        All Other
 Principal Position	   Year	 Salary          Bonus         Compensation(1)


Glenn R. Jennings	    2000	   $159,400       $ 12,992  	     $ 24,000
 Vice-Chairman of	    1999	   $154,500       $  --		         $ 24,000
 the Board, 	         1998	   $150,000       $  --	 	        $ 24,000
 President and Chief
 Executive Officer

Alan L. Heath	        2000	   $103,300       $  4,240	       $  --
 Vice President - 	   1999	   $100,700       $  --	          $  --
 Operations and	      1998	   $ 97,000       $  --       	   $  --
 Engineering


(1) During each of the last three fiscal years, Delta forgave a portion of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).




             Comparison of Five Year Cumulative Total Return
                 Among the Company, S & P Utilities and
                 Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P Utilities and the Edward D. Jones & Co. Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1995 in each of the common shares of the Company, the S & P Utilities and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of twenty-three natural gas distribution companies chosen by Edward D. Jones & Co. The Company is among the twenty-three companies included in the Industry Index.





                         1995    1996     1997     1998    1999    2000


Delta                    100.0    95.9     117.0   124.7    124.7   123.1

S & P Utilities Index    100.0   123.7     130.5   169.9    184.5   191.7

Industry Index           100.0   123.6     140.4   169.1    181.9   172.4



Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:


Average Annual		                Estimated Annual Benefits For
Compensation		                    Years of Service Indicated
(Five Year
Average)	               15	       20	       25	       30	       35

$100,000	            $ 24,000	 $ 32,000	 $ 40,000	 $ 48,000	 $ 56,000
 125,000	              30,000	   40,000	   50,000	   60,000	   70,000
 150,000	              36,000	   48,000	   60,000	   72,000	   84,000
 175,000	              42,000	   46,000	   70,000	   84,000	   98,000
 200,000	              48,000	   64,000	   80,000	   96,000	  112,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the "Summary Compensation Table"). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social Security benefits would be in addition to the amounts received under Delta's pension plan.

Mr. Jennings and Mr. Heath have twenty-one years and sixteen years, respectively, of credited service in the plan.



                      Employment Agreement and
                    Change in Control Agreement


Delta entered into an agreement with Mr. Jennings on March 1, 2000 that provides for Mr. Jennings' employment in his present capacity through November 30, 2004, and such agreement automatically extends one additional year on each November 30, unless either Delta or Mr. Jennings deliver to the other notice that such automatic extension shall not occur. This agreement provides for the termination of Mr. Jennings' employment in the event of his death or disability or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined generally to include:
(i) the acquisition of 20% of Delta's voting stock by any entity, group or person; (ii) a change in the majority of Delta's Board of Directors; or
(iii) certain organic changes involving Delta (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of Delta's assets, or similar transactions) that result in significant shifts in the ownership or control of Delta.

If Delta terminates Mr. Jennings' employment in violation of the agreement, Delta is required to continue to pay Mr. Jennings as severance pay his salary for the number of years remaining under the agreement, but in no event less than three years. If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, he is entitled to payment of the same total amount of severance pay described in the immediately preceding sentence, but in a lump sum payment, payable upon his termination. Mr. Jennings' current yearly salary is $162,400.

If Delta terminates Mr. Jennings in violation of the agreement, or if Mr. Jennings terminates his employment in good faith following a change in control, then, in addition to his severance pay, Mr. Jennings, for the years remaining under the agreement, but in no event less than three years, will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by Delta, and Delta will forgive any remaining balance on the loan made to him (see "Certain Relationships and Related Transactions: for a description of this loan) and will pay Mr. Jennings an amount equal to any state or federal excise taxes he is required to pay as a result of payments made to him under the agreement.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

On March 1, 2000, Delta entered into an agreement with Mr. Heath. The terms of the agreement become operative with a change in control while Mr. Heath is a corporate officer of Delta. For the purpose of the agreement, a change in control is defined generally to include: (i) the acquisition of 20% of Delta's voting stock by any entity, group or person; (ii) a change in the majority of Delta's Board of Directors; or (iii) certain organic changes involving Delta (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of Delta's assets, or similar transactions) that result in significant shifts in the ownership or control of Delta.

The agreement provides that Mr. Heath may continue in the employment of Delta in his customary position for a period of three years immediately following a change in control. During this time he would receive compensation consisting of (i) a base salary which would be not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with Delta's regular compensation practices; and (ii) incentive and bonus awards not less than the annualized amount of any such awards paid to him for the twelve months ending on the date of a change in control. In addition, his agreement provides for the continuance, at not less than the levels, immediately before the change in control, of his employee benefit plans and practices.

Under the agreement, if Mr. Heath is terminated by Delta without cause during the three year period immediately following a change in control, his compensation and benefits and service credits under the employee benefit plans will be continued for the remainder of the period, but in no event for less than two years following termination of employment. The current yearly
salary of Mr. Heath is $106,000.   If so terminated without cause, Mr. Heath
may elect to receive his total base salary due as a lump sum payment and, in lieu of Delta's normal obligation to furnish him an automobile, may elect to receive title to the automobile then currently being furnished to him.
Delta also agrees to pay Mr. Heath an amount equal to any state or federal excise taxes he is required to pay as a result of payments made to him under the agreement. If Mr. Heath determines that in good faith he cannot continue to fulfill his responsibilities as a result of a change in control, then that is to be considered termination without cause.

Delta has agreed to indemnify Mr. Heath for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.


                 Security Ownership Of Certain
              Beneficial Owners and Management (1)

                               		Amount and Nature
                            		     Of Beneficial	            	Percent Of
Name Of Owner		                  Ownership(2)(3)(4)		             Stock


Donald R. Crowe (6)		                   4,912		                      *
                         			(2,212 shares jointly owned)

Jane Hylton Green 	(6)	                	9,044
                          			(821 shares jointly owned)	             *

Lanny D. Greer (6)		                      100		                      *

Billy Joe Hall (6)		                    4,662		                      *

John D. Harrison (6)	                  11,012		                      *
                          			(10,010 shares jointly owned)


Glenn R. Jennings (6) (7)	              7,375		                      *

Lewis N. Melton (6)		                   3,073		                      *

Harrison D. Peet (6)(10)	              17,456		                      *
                          			(14,600 shares jointly owned)

Henry C. Thompson	 (6)	                 8,175		                      *

Arthur E. Walker, Jr. (5)(6)	          16,136		                      *
	                           		(8,536 shares jointly owned)

Michael R. Whitley (8)	                 4,000		                      *


All Directors, Officers	               68,244		                     2.8%
and Nominees, as a		         	(26,215 shares jointly owned)
Group (14 persons)


* Less than 1%.





(1) The only class of stock issued and outstanding is Common Stock.

(2) Under the terms of Delta's Employee Stock Purchase Plan, all Officers and employees (with certain limited exceptions) have the right to contribute 1% of their July 1, 2000 annual salary level on a monthly basis. At the end of fiscal 2001, Delta will issue its Common Stock, based upon 2001 contri-butions, using an average of the last sale price of Delta's stock as quoted in the National Association of Securities Dealers Automated Quotation
National Market System at the close of business for the last five business days in June, 2001, and will match those share so purchased. If employees cease to participate in the plan prior to year end, their contributions will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's Board of Directors on an annual basis. As a result, all the persons listed who are Officers (Directors, however, have no rights under this plan, unless they are also Officers) have the right to participate in the Plan in 2001. Stock acquired pursuant to the Plan during fiscal 2001 will not be issued until July, 2001. Accordingly, ownership figures in the above table do not include shares to be issued under the Plan for fiscal 2001.

(3) The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(4) The figures, which are as of August 1, 2000, are based on information supplied to Delta by its Officers, Directors and Nominees.

(5) The listed shares include 4,769 shares held by Mr. Walker as guardian for his children and 860 shares held by his wife.

(6) Director.

(7) Officer.

(8) Nominee.

(9) Term ends in 2000 and has chosen not to stand for re-election.

(10)  The listed shares include 14,600 shares held by Mr. Peet's wife.



 Appointment of Auditors


 	Arthur Andersen LLP, upon recommendation of the Audit Committee and approval by Delta's Board of Directors, was appointed independent public accountants and auditors in connection with Delta's accounting matters and made an annual audit of the accounts of Delta and its subsidiary companies for the fiscal year ending June 30, 2000. Arthur Andersen LLP have been auditors for Delta since 1962 and, both by virtue of their long familiarity with Delta's affairs and their ability, are considered to be well qualified to perform this important function. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.



Certain Relationships and Related Transactions

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $160,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 6%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr. Jennings completes. The outstanding balance on this loan was $148,000 as of August
31, 2000.  The maximum amount outstanding during fiscal 2000 was $160,000.



Shareholders' Proposals For 2001 Annual Meeting

Shareholder proxies in connection with Delta's 2001 annual shareholders' meeting will confer on the proxyholders discretionary authority to vote on any matter presented at that meeting, unless notice that such matter will be presented at the 2001 meeting is provided to Delta no later than August 28, 2001.

Any proposal by a shareholder to be submitted for possible inclusion in Delta's proxy soliciting materials for its 2001 annual meeting of shareholders must be received by Delta no later than June 11, 2001.


Financial Statements

Delta's 2000 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.


Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, the Company's directors, certain officers, and persons who own greater than 10 percent of the Company's equity securities are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the principal national securities exchange on which such equity securities are registered, and to furnish the Company with copies of all such reports they file.

Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during fiscal 2000 all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied.



Other Matters

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 16, 2000. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares thereon in their discretion.

The Bylaws of Delta do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the annual meeting of shareholders.

As of the close of business on October 2, 2000, the record date fixed for determination of voting rights, Delta had outstanding 2,471,950 shares of Common Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder owns or to distribute such votes among two or more Nominees as the Shareholder desires. The four nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition.
Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2000, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.


The above Notice and Proxy Statement are sent by order of the Board of Directors.

John F. Hall
Vice President - Finance,
Secretary and Treasurer
October 9, 2000





                                  				APPENDIX 1

FORM OF PROXY


DELTA NATURAL GAS COMPANY, INC.
Holders of Common Stock
Appointment of Proxy

For the Annual Meeting of Shareholders
To Be Held November 16, 2000 at 10:00 a.m.
at the Principal Office of the Company at 3617 Lexington Road, Winchester, Kentucky


The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the Annual Meeting of its Shareholders to be held November 16, 2000 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.


This proxy is solicited on behalf of the Board of Directors, which recommends votes FOR all items. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR all items.

Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.

Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.	Election of Directors
	Nominees for three year term expiring 2003:

 	 				Jane Hylton Green
							Harrison D. Peet
							Michael R. Whitley

	Nominee for one year term expiring 2001:

							Lanny D. Greer



	__			             ___			                  ___
	FOR all Nominees 	WITHHELD all Nominees   FOR all
                           					           Nominees EXCEPT
                         							           those listed below


                                     							_________________________


								NUMBER OF SHARES




SIGN EXACTLY AS NAME(S) APPEARS HEREON:

X______________________________________

X______________________________________

	If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

			  Date ____________________________, 2000




                                              										APPENDIX A

                      DELTA NATURAL GAS COMPANY, INC.
                         AUDIT COMMITTEE CHARTER


1.	ORGANIZATION:

A. The Audit Committee is composed of not less than three members of the Board of Directors who meet the qualification requirements set forth in 1.B.

B.	The Audit Committee shall be comprised solely of independent, non-employee directors who are not, and in the past three years have not been, active
Officers or employees of the Company. All members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement or shall become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee shall have had past employment experience in finance or accounting or a professional certification in accounting or comparable experience or background which results in that individual possessing financial sophistication.

C. The members of the Audit Committee, and a Chairman of the Committee, shall be recommended by the Chairman and approved by the Board of Directors and shall serve until their successors shall be duly elected and qualified. If a Chairman of the Audit Committee is not recommended by the Chairman of the Board, the members of the Audit Committee shall designate a Chairman. The Chairman of the Audit Committee can convene a meeting of the Audit Committee at his/her option and discretion, in addition to regularly scheduled meetings.

2.	PURPOSE:

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by (i) reviewing financial information which will be provided to shareholders and others, (ii) reviewing the internal control systems which management and the Board have established, (iii) reviewing the performance of the internal auditors and the independent public accountants and (iv) nominating, evaluating and, where appropriate, recommending replacement of the independent public accountants.


3.	RESPONSIBILITIES AND DUTIES:

The Audit Committee shall:

A. General

1. Meet with the independent public accountants and the internal auditor:

a. At least annually; and

b. Separately, with each, as appropriate.

2. Have the power to conduct or authorize investigations into any matters within the scope of its responsibilities.

3. After initial approval of a charter, review it periodically and initiate changes when necessary.

B. Relationship to the Independent Public Accountants

1. Make recommendations to the Board of Directors concerning the appointment of and, where appropriate, the replacement of, the independent public accountants, including the scope of services to be performed and fees to be paid.

2. Before the annual audit, meet with the independent public accountants, review the scope and nature of the audit engagement, and recommend changes wherever considered necessary.

3. After completion of the audit, discuss with the independent public accountants:

a. The results of the annual audit, including significant audit adjustments; and

b. Their view of the status of the Company's internal controls; and

c. The impact on the financial statements of new pronouncements and prospective changes in accounting and auditing standards; and

d. Any changes in planned scope and any difficulties encountered; and

e. The resolution of disagreements (if any) with management.

4. Periodically consult with the independent public accountants out of the presence of management about internal controls, the quality of the Company's financial reporting, and the adequacy/capability of the financial staff given the business and changes in operations.

C. Relationship to the Internal Auditor

1. Communicate with the Company's internal auditor, review the internal audit scope, assess the internal audit work performed and recommend changes when necessary; and

2. Review the internal audit work plan and scope for adequacy as it relates to the work of the independent public accountants; and

3. Review any changes required in planned scope and any difficulties encountered; and

4. Periodically consult with the internal auditor out of the presence of management.

D. Policies

1. Review, annually, the independence of the independent public accountants.

a. Ensure the receipt of a formal written statement from the independent public accountants delineating relationships between the independent public accountants and the Company, consistent with Independence Standards Board Standard No. 1.

b. Engage in a dialogue with the independent public accountants with respect to any disclosed relationships or services that may impact the objectivity of the independent public accountants.

c. Recommend that the Board take appropriate action to oversee the independence of the independent public accountants.

2. Review matters within the scope of its duties, such as determining compliance with internal accounting controls and with regulations of governmental bodies; and review recommendations made by the Board of Directors, management, the independent public accountants, or the internal auditors to improve internal accounting controls, to enhance current management practices, or to adopt or change accounting principles.

3. Review with management and the independent public accountants legal and regulatory matters that may have a material impact on the financial statements and related compliance policies.

E. Communication and Reporting

1. Provide for a line of communication between the Board of Directors and both internal auditing personnel and the independent public accountants.

2. Report its findings to the Board after each Audit Committee meeting.




Delta Natural Gas Company, Inc.
2000 Annual Report

The Company

Delta Natural Gas Company, Inc. ("Delta" or "the Company") is engaged primarily in the distribution, transmission, storage and production of natural gas through facilities located in 23 counties in central and southeastern Kentucky. Delta serves 40,000 residential, commercial, industrial and transportation customers and makes transportation deliveries to several interconnected pipelines.

Unless the context requires otherwise, references to Delta include Delta's wholly-owned subsidiaries, Delta Resources, Inc. ("Delta Resources"),
Delgasco, Inc. ("Delgasco"), and Enpro, Inc. ("Enpro"). Delta Resources buys gas and resells it to industrial or other larage customers on Delta's system and to Delta for system supply. Delgasco buys gas and resells it to Delta Resources, to customers not on Delta's system and to Delta for system supply. Enpro owns and operates production properties and undeveloped acreage.

	Delta was incorporated under Kentucky law in 1949. Its principal executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391.
Its telephone number is (859) 744-6171, and its Fax number is
(859) 744-6552. Delta's website is www.deltagas.com.



Delta's Mission

Strive for total customer satisfaction
Ensure an excellent work environment for employees
Enhance the quality of shareholders' investment





Selected Consolidated Financial Information


For the Years Ended June 30,	2000	    1999	    1998(a)	    1997	    1996(b)

Summary of Operations ($)

   Operating
   revenues .........	 45,926,775	38,672,238 44,258,000 42,169,185 36,576,055

   Operating
   income ..........	   8,176,722	 6,652,070	 6,731,859	 5,315,582 	5,437,055

   Net income ........	 3,464,857	 2,150,794	 2,451,272	 1,724,265 	2,661,349

   Basic and diluted
   earnings per
   common share ......	      1.42	       .90	      1.04       	.75	      1.41

   Dividends
   declared per
   common share ......	      1.14	      1.14      	1.14	      1.14	      1.12

Average Number of
Common Shares
Outstanding ..........	 2,433,397	 2,394,181	 2,359,598	 2,294,134 	1,886,629

Total Assets ($)..... 112,918,919	107,473,117	102,866,613	96,681,165	81,140,637

Capitalization ($).......

   Common share-
   holders' equity . 	 31,297,418	 29,912,007	 29,810,294 	29,474,569	23,628,323

   Long-term debt ...	 50,723,795	 51,699,700	 52,612,494	 38,107,860	24,488,916

   Notes payable re-
   financed subsequent
   to yearend	                -    	    -      	    -      	      -  	18,075,000

   Total
   capitalization ...	 82,021,213	 81,611,707 	82,422,788	 67,582,429	66,192,239

Short-Term
Debt ($)(c).......	    11,375,000	  8,145,000	  3,665,000 	12,852,600 	1,084,800



For the Years Ended June 30,	2000    	1999	        1998(a)	    1997	   1996(b)

Other Items ($)

   Capital
   expenditures .....	 8,795,653	 7,982,143	 11,193,613	 16,648,99 	13,373,416

   Total plant .. 	 141,986,856	133,804,954	 127,028,159	116,829,158	98,795,623
_____________________

(a) During March, 1998, $25,000,000 of debentures were sold, and the proceeds were used to repay short-term debt and to redeem the Company's $10,000,000 of 9% debentures.
(b) During July, 1996, $15,000,000 of debentures and 400,000 shares of common stock were sold, and the proceeds were used to repay short-term debt and for general corporate purposes. The balance of the note payable at June 30, 1996 ($18,075,000) is included in total capitalization as a result of the subsequent refinancing.
(c)  Includes current portion of long-term debt.


TO OUR SHAREHOLDERS:


We are pleased to report that earnings have improved this year, despite the fact that temperatures were much warmer than normal (thirty year average). Delta's earnings per share increased to $1.42 this year compared with $.90 last year. Billed degree days were only 88% of normal for fiscal 2000 as compared with 89% for the previous year.

We received an order in our rate case granting a rate increase effective January 1, 2000. This order also allowed Delta to adjust rates to reflect variances from normal weather. We also took significant steps to reduce expenses and to operate as efficiently as feasible. This included combining some branch offices and reducing our workforce in any areas possible. Our efforts further streamlined Delta and will help us to be more competitive as we go into the future.

The Company has continued to expand service to newly developing areas and to customers converting from other energy sources. We continue to have opportunities for growth with our 2,200 miles of pipe that are in place to provide service in an expanding 23 county service area in central and southeastern Kentucky. As a result, our customers served this past winter were in excess of 40,000. Delta's transportation of gas, for both on-system and off-system customers, has continued to grow and develop. Our sales subsidiaries increased their business and revenues this past year and were a contributor to the Company's improved earnings.


We wish to recognize the tireless service and dedication of two Board members, John D. Harrison and Henry C. Thompson. Mr. Harrison left Delta's Board in January, 2000, after 47 years of service to Delta. Mr. Thompson will leave Delta's Board in November, after serving since 1967. We appreciate the sound advice, loyal support and devotion to the Company provided by both of these gentlemen. They will both be missed.

Thank you for your confidence in the Company. We will do our best to continue to earn that confidence in 2001 and beyond.

    					Sincerely,


    					H. D. Peet		          	Glenn R. Jennings
			    		Chairman of 			        President & Chief
			    		the Board		           	Executive Officer

    					August 23, 2000




(Information for Graphs)

System Throughput (Billion cu. ft.)	Retail Sales	On-system Trans.	Off-
System Trans.
'00	     10.2				3.8		4.7			1.7
'99		     9.4				3.8		4.4			1.2
'98      	9.1				4.1		3.5			1.5
'97   	   8.4				4.3		2.9			1.2
'96 		    8.4				4.7		2.6			1.1

Degree Days (% of 30 year average)
'00	     88.3
'99		    88.8
'98     	93.3
'97    	103.2
'96   	 112.0

Capital Expenditures ($ Millions)
'01*     5.5
'00	     8.8
'99	    	8.0
'98		   11.2
'97    	16.6
'96 		  13.4
* estimated


Gas Operations and Supply

	The Company purchases, produces and stores natural gas for distribution to its retail customers and also provides transportation service to industrial customers and inter-connected pipelines through facilities located in 23 predominantly rural counties in central and southeastern Kentucky.
The economy of Delta's service area is based principally on light industry, farming and coal mining. The communities in Delta's service area typically contain populations of less than 20,000. The four largest service areas are Nicholasville, Corbin, Berea and Middlesboro, where Delta serves 7,000, 6,500, 4,000 and 3,400 customers, respectively.

	The communities served by Delta continue to expand, resulting in growth opportunities for the Company. Industrial parks have been developed in several areas and have resulted in additional industrial customers, some of which are on-system transportation customers.

Currently, over 99% of Delta's customers are residential and commercial. Delta's remaining, light industrial customers purchased 5% of the total volume of gas sold by Delta at retail during 2000.

	The Company's revenues are affected by various factors, including rates billed to customers, the cost of natural gas, economic conditions in the areas that the Company serves, weather conditions and competition. Delta competes for customers and sales with alternative sources of energy, including electricity, coal, oil, propane and wood. The Company's marketing subsidiaries, which purchase gas and resell it to various industrial customers and others, also compete for their customers with producers and
marketers of natural gas.   Higher gas costs, which the Company is generally
able to pass through to customers, may influence customers to conserve, or, in the case of industrial customers, to use alternative energy sources.
Also, the potential bypass of Delta's system by industrial customers and others is a competitive concern that Delta has addressed and will continue to address.

	Delta's retail sales are seasonal and temperature-sensitive as the majority of the gas sold by Delta is used for heating. This seasonality impacts
Delta's liquidity position and its management of its working capital requirements during each twelve month period, and changes in the average temperature during the winter months impacts its revenues year-to-year.
Delta's current tariffs provide for some adjustments of gas rates through a weather normalization tariff.  (See Management's Discussion and
Analysis of  Financial Condition and Results of  Operations).

	Retail gas sales in 2000 were 3,837,000 Mcf, generating $31,728,000 in revenues, as compared to 3,813,000 Mcf and $28,541,000 in revenues for 1999. Heating degree days billed during 2000 were 88.3% of normal as compared with 88.8% in 1999. Sales volumes increased by 24,000 Mcf, or 1%, in 2000 as compared to 1999.

	Delta's transportation of natural gas during 2000 generated revenues of $4,578,000 as compared with $4,470,000 during 1999. Of the total transportation in 2000, $4,056,000 (4,703,000 Mcf) and $522,000 (1,672,000
Mcf) were earned for transportation for on-system and off-system customers, respectively. Of the total transportation for 1999, $4,107,000 (4,434,000
Mcf) and $363,000 (1,144,000 Mcf) were earned for transportation for on-system and off-system customers, respectively.

	As an active participant in many areas of the natural gas industry, Delta plans to continue its efforts to expand its gas distribution system. Delta continues to consider acquisitions of other gas systems, some of which are contiguous to its existing service areas, as well as expansion within its existing service areas. During October, 1999 Delta acquired the Mt.
Olivet Natural Gas Company in Robertson and Mason counties, consisting of approximately 300 primarily residential customers.

	The Company also anticipates continuing activity in gas production and transportation and plans to pursue and increase these activities wherever practicable. The Company will continue to consider the construction or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation, enhanced supply and system flexibility.

	Some producers in Delta's service area can access certain pipeline delivery systems other than Delta, which provides competition from others for transportation of such gas. Delta will continue its efforts to purchase or transport any natural gas available that is produced in reasonable proximity to its facilities.

	Delta receives its gas supply from a combination of interstate and Kentucky sources. Delta's interstate gas supply is transported and/or stored by Tennessee Gas Pipeline Company ("Tennessee"),
Columbia Gas Transmission Corporation ("Columbia"), Columbia Gulf and Texas Eastern Transmission Corporation. Delta acquires its interstate gas supply from gas marketers.

	Delta's agreements with Tennessee extend until 2005 and thereafter continue on a year-to-year basis until terminated by either party. Tennessee is obligated under the agreements to transport up to 17,000 Mcf per day for Delta. Delta acquires its gas for transportation by Tennessee under an agreement with gas marketers. During 2000, Delta purchased 1,144,000 Mcf from two gas marketers under one agreement that terminated April 30, 2000 and another agreement that began May 1, 2000 and extends through April 30, 2003.

	Delta's agreements with Columbia and Columbia Gulf extend until 2008 and thereafter continue on a year-to-year basis until terminated by one of the parties to the particular agreement. Columbia and Columbia Gulf are obligated under the agreements to transport up to 12,500 Mcf per day and 4,200 Mcf per day, respectively, for Delta. Delta acquires its gas for transportation by Columbia and Columbia Gulf under agreements with a gas marketer. During 2000, Delta purchased a total of 824,000
Mcf from the gas marketer under an agreement that extends through April 30, 2001 and continues thereafter on a year-to-year basis.

	Delta has an agreement with Columbia Natural Resources ("CNR") to purchase natural gas from CNR through October 31, 2004. Delta purchased 373,000 Mcf from CNR during 2000.

	Delta has an agreement with its wholly-owned subsidiary, Enpro to purchase natural gas, and during 2000 Delta purchased a total of 192,000 Mcf from Enpro. Enpro also produces oil , but that production has not been significant.

	Delta's wholly-owned subsidiaries, Delta Resources and Delgasco purchase gas under agreements with various marketers and Kentucky producers. The gas is resold to industrial customers on Delta's system, to Delta for system supply and to others.

	Delta owns and operates an underground natural gas storage field, with an estimated working capacity of 4,000,000 Mcf. This field has been used to provide a portion of Delta's winter supply needs since 1996. This storage capability permits Delta to purchase and store gas during the non-heating months, and then withdraw and sell the gas during the peak usage months.

	Although there are competitors for the acquisition of gas supplies, Delta continues to seek additional new gas supplies from all available sources, including those in the proximity of its facilities in southeastern
Kentucky. Also, Delta Resources and Delgasco continue to pursue acquisitions of new gas supplies from Kentucky producers and others. Delta will continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost effective sources of gas for its customers.


Regulatory Matters

	Delta is subject to the regulatory authority of the Public Service Commission of Kentucky ("PSC") with respect to various aspects of Delta's business, including rates and service to retail and transportation customers. The company monitors the need to file a general rate case as a way to adjust its sales prices.

	On December 27, 1999, Delta received approval from the PSC for an annual revenue increase of
$420,000. This resulted from a general rate case that Delta had filed with the PSC during July, 1999. The new tariffs include a weather normalization tariff whereby Delta is permitted to adjust rates for the billing months of December through April to reflect variations from normal weather.
The new rates were effective for service on and after January 1, 2000.

	Effective November 30, 1997, Delta received approval from the PSC for an annual revenue increase of $1,670,000. This resulted from a general rate case that Delta had filed with the PSC during March, 1997.
Effective May 1, 1998, Delta received approval from the PSC for an additional annual revenue increase of
$117,000 in this rate case, resulting from a rehearing of certain tax-related items.

	Delta's rates include a Gas Cost Recovery ("GCR") clause, which permits changes in Delta's gas costs to be reflected in the rates charged to customers. The GCR requires Delta to make quarterly filings with the
PSC, but such procedure does not require a general rate case.

	During 1997, the PSC established a proceeding to investigate affiliate
transactions.   This regulatory
process ultimately culminated in new Kentucky legislation this year. The legislation requires that affiliate transactions be conducted on an arms-length basis. Delta does not expect the legislation to have a significant effect on its financial condition or results of operations.

	The PSC convened proceedings during 1997 with various regulated utilities and other interested parties to discuss the potential unbundling of natural gas rates and services in Kentucky. On July 1, 1998 the PSC concluded the proceedings without requiring further unbundling at this time of prices and service options for residential and small commercial customers. Delta participated actively in those meetings and plans to continue to provide comments in future discussions concerning regulatory and legislative issues relating to unbundling.

	In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds.
However, no utility may obtain a franchise until it has obtained from the PSC a Certificate of Convenience and
Necessity authorizing it to bid on the franchise. Delta holds franchises in four of the cities and seven other communities it serves. In the other cities and communities served by the Company, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise. Delta attempts to acquire or reacquire franchises whenever feasible.

	Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.


Capital Expenditures

	Capital expenditures during 2000 were $8.8 million and for 2001 are estimated to be $5.5 million. The Company's planned expenditures include system extensions as well as the replacement and improvement of existing transmission, distribution, gathering and general facilities.


Financing

	   The Company's capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit. The available line of credit at June 30, 2000, was $25 million of which $9.6 million had been borrowed. These short-term borrowings are periodically repaid with long-term debt and equity securities, as was done in March, 1998, when the net proceeds of $24.1 million from the sale of $25 million of debentures was used to repay short-term notes payable, as well as to redeem the Company's 9% debentures, that would have matured in 2011, in the amount of $10 million.

	  Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

	  During 2000 the requirements of the Employee Stock Purchase Plan (see
Note 3(c) of the Notes to Consolidated Financial Statements) were met through the issuance of  6,726 shares of common stock resulting in an increase of $113,000 in Delta's common shareholders' equity. The Dividend Reinvestment and Stock Purchase Plan (see Note 4 of the Notes to
Consolidated Financial Statements) resulted in the issuance of  37,499 shares of common stock providing an increase of $571,000 in Delta's common shareholders' equity.

Common Stock Dividends and Prices

	  Delta has paid cash dividends on its common stock each year since 1964. While it is the intention of the Board of Directors to continue to declare dividends on a quarterly basis, the frequency and amount of future dividends will depend upon the Company's earnings, financial requirements and other relevant factors, including limitations imposed by the indenture for the Debentures. There were 2,374 record holders of Delta's common stock as of August 1, 2000.

	  Delta's common stock is traded in the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol DGAS. The accompanying table reflects the high and low sales prices during each quarter as reported by NASDAQ and the quarterly dividends declared per share.



                 					Range of Stock Prices($)	 	        Dividends
 Quarter				         	High	               	Low		        Per Share($)

 Fiscal 2000

 First				           	17.75		           14.125			              .285
 Second			          		16.25	           	14.375	              		.285
 Third				           	15.625	          	13.813		              	.285
 Fourth			          		15.75	           	13.625			              .285

 Fiscal 1999

 First					           18.00		            16.438		             	.285
 Second 				         	19.00		            16.75		              	.285
 Third				           	19.00		            17.25		              	.285
 Fourth 				         	17.75		            16.438			             .285




Management's Discussion and Analysis of Financial Condition and Results of Operations


Overview

The Company's utility operations are subject to regulation by the PSC, which plays a significant role in determining the Company's return on equity.
The PSC approves rates that are intended to permit a specified rate of return on investment. The Company's rate tariffs allow the cost of gas to be passed through to customers (see Regulatory Matters).

	The Company's business is temperature-sensitive. Accordingly, the Company's sales volumes in any given period reflect, in addition to other factors, the impact of weather, with colder temperatures generally resulting in increased sales volumes by the Company. The Company anticipates that this sensitivity to seasonal and other weather conditions will continue to be reflected in the Company's sales volumes in future periods. However, Delta's current tariffs, approved by the PSC effective January 1, 2000, provide for some adjustment of gas rates through a weather normalization tariff. Under the weather normalization tariff,
Delta's rates for residential and small non-residential customers are generally increased when winter weather is warmer than normal and decreased when winter weather is colder than normal. Delta is permitted to adjust rates for these classes of customers for the billing months of December through April under this tariff.


Liquidity and Capital Resources

	Because of the seasonal nature of Delta's sales, the smallest proportion of cash generated from operations is received during the warmer months when sales volumes decrease considerably. Additionally, most construction activity takes place during the non-heating season because of more favorable weather conditions. During the warmer, non-heating months, therefore, cash needs for operations and construction are partially met through short-term borrowings.

	Capital expenditures for Delta for fiscal 2001 are expected to be $5.5 million. Delta has been generating internally only a portion of the cash necessary for its capital expenditure requirements and thus finances the balance of its capital expenditures on an interim basis through the use of its borrowing capability under its short-term line of credit. The current available line of credit is $25,000,000, of which $9,625,000 was borrowed at June 30, 2000. The line of credit, which is with Bank One, Kentucky, NA, requires renewal during November, 2000. These short-term borrowings are periodically repaid with the net proceeds from the sale of long-term debt and equity securities, as was done in March, 1998, when the net proceeds of $24,100,000 from the sale of $25,000,000 of debentures were used to repay short-term debt and to redeem the Company's 9% debentures, that would have matured in 2011, in the amount of $10,000,000.


	The primary cash flows during the last three years are summarized  below:

	                                      2000	         1999	         1998

Provided by operating activities  	$ 8,827,505	  $ 6,680,276	  $ 8,922,037
Used in investing activities	       (8,795,653)	  (7,982,143)	 (11,193,613)
Provided by financing activities	      115,554	    1,431,919	    1,909,689

Net increase (decrease) in cash
and cash equivalents
                                   $   147,406  	$   130,052  	$  (361,887)

	Cash provided by operating activities consists of net income and noncash items including depreciation, depletion, amortization and deferred income taxes. Additionally, changes in working capital are also included in cash provided by operating activities. The Company expects that internally generated cash, coupled with short-term borrowings, will be sufficient to satisfy its operating, normal capital expenditure and dividend requirements.


Results of  Operations

Operating Revenues

The increase in operating revenues for 2000 of $7,254,600 was primarily attributable to increased gas rates and increased non-regulated sales volumes. Gas rates increased due to higher gas prices coupled with increases from the impact of the weather normalization tariff. Non-regulated revenues increased due to the
1,092,000 Mcf, or 52.6%, increase in non-regulated sales volumes.

The decrease in operating revenues for 1999 of $5,585,800, was primarily attributable to lower gas rates and lower sales volumes. Gas rates decreased due to lower gas prices. Sales volumes declined primarily due to milder winter weather.

Heating degree days billed for 2000 were 88.3% of normal as compared with 88.8% of normal for 1999 and
93.3% of normal for 1998.

The following table sets forth certain comparisons for variations in revenues for the last two fiscal years:



Increase  (Decrease)                          	2000 compared   1999 compared
                                                   to 1999        to 1998
Variations in regulated revenues
	Gas rates	                                    $  2,307,700	   $  (2,656,100)
	Weather normalization adjustment	                  679,200	           -
	Sales volumes	                                     199,500	      (2,237,400)
	Transportation	                                    109,100	         110,200
	Other	                                              20,100	          41,700
	       Total                                 	$  3,315,600	   $  (4,741,600)

Variations in non-regulated revenues
	Gas rates	                                   $     595,000	   $     (80,600)
	Sales volumes	                                   3,344,000	        (763,600)
	       Total	                                $   3,939,000	   $    (844,200)

      Total variations in revenues	           $  7,254,600	    $  (5,585,800)

Variations in regulated volumes(%)
	Gas Sales	                                           0.6%            	(7.3%)
	Transportation	                                     14.2%	            12.6%

Variations in non-regulated volumes(%)
	Gas Sales	                                          52.6%	           (11.9%)




Operating Expenses

	The increase in purchased gas expense for 2000 of $4,747,000 was due primarily to increased gas purchases for non-regulated sales and from increases in the cost of gas purchased for retail sales.

	The decrease in purchased gas expense for 1999 of $6,032,000 was due primarily to the decreases in the cost of gas purchased for retail sales and from decreased gas purchases for retail sales resulting from the warmer winter weather in 1999.

	The increases in depreciation expense during 2000 and 1999 of $148,000 and $396,000, respectively, were due primarily to additional depreciable plant.

	Changes in income taxes during 2000 and 1999 of $829,000 and $162,000, respectively, were primarily due to changes in net income.


Interest Charges

	The increase in interest other charges during 2000 was due primarily to increased average short-term borrowings.

The increase in interest on long-term debt during 1999 was due primarily to the issuance of $25 million of 7.15% Debentures in March, 1998. The decrease in other interest during 1999 was due primarily to decreased average short-term borrowings.

Basic and Diluted Earnings Per Common Share

For the years ended June 30, 2000, 1999 and 1998, basic earnings per common share changed as a result of changes in net income and the increased average common shares outstanding that resulted from the common shares issued under Delta's dividend reinvestment plan and shares issued to employees during the periods. There are no potentially dilutive securities, therefore basic and diluted earnings per common share are the same.


Factors That May Affect Future Results

	Management's Discussion and Analysis of Financial Condition and Results of Operations and the other sections of this report (including the letter To
Our Shareholders) contain forward-looking statements that are not statements of historical facts. These forward-looking statements are identified by their language, which may in some cases include words such as "estimates", "expects", "plans", "anticipates", "intends", "will continue", "believes", and similar expressions. Such forward-looking statements may concern future matters (among other matters) such as: Delta's cost and the availability of natural gas supplies; Delta's capital expenditures; its sources and availability of funding for operation and expansion and acquisition;
competitive conditions; Delta's productive and transportation activities; regulatory and legislative matters;
dividends; and external and internal funding sources.

Such forward-looking statements are accordingly subject to important risks and uncertainties that could cause the Company's actual results to differ materially from those expressed in any such forward-looking statements.

Factors that could cause future results to differ materially from those expressed in or implied by the forward-looking statements or historical results include the impact or outcome of:

- The ongoing restructuring of the gas industry and the outcome of the regulatory proceedings related to that restructuring.
- The changing regulatory environment generally.
- A change in the right under present regulatory rules to recover through rates changes in costs of gas supply.
- Uncertainty as to regulatory approval for full recovery of Delta's costs and for its expenditures for regulatory assets.
- Uncertainty in Delta's capital expenditure requirements.
- Changes in economic conditions, demographic patterns and weather conditions in Delta's retail service areas.
- Changes affecting Delta's cost of providing gas service, including changes in interest rates, changes in the availability of external sources of financing for Delta's operations, tax laws, environmental laws, and the general rate of inflation.
- Changes affecting the cost of competing energy alternatives and competing gas distributors.
- Changes in accounting principles or the application of such principles to Delta.


New Accounting Pronouncements

	Delta adopted SFAS No. 128, "Earnings per Share", during fiscal 1998. The adoption of this standard had no effect upon current or prior period earnings per common share.

	Delta adopted SFAS No. 130, "Comprehensive Income", during fiscal 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The adoption of this statement had no impact on the financial statements of the Company.

	Delta adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information", and SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits", during fiscal 1999. These statements do not affect the accounting recognition or measurements of transactions, but rather require expanded disclosures regarding financial results.

	In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging
Activities". SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The statement has subsequently been amended by SFAS No. 137 issued June, 1999 and SFAS No. 138 issued June, 2000. This statement, as amended, is effective for fiscal years beginning after June 15, 2000, and thus for the Company's fiscal year
2001.  Delta is currently not a party to any derivatives for hedging or other
purposes.   Delta has concluded that
its contracts for the purchase, sale, transportation and storage of natural gas constitute "normal purchases and sales" under SFAS No. 133 and, as such, are not subject to the accounting requirements of the new standard.
Therefore, the Company believes that adoption of this standard will not have a material effect on its financial position or results of operation.




Delta Natural Gas Company, Inc. and Subsidiary Companies
Consolidated Statements of Income

For the Years Ended June 30,	       2000	         1999	       1998

Operating Revenues ............	$45,926,775	 $ 38,672,238	 $ 44,258,000

Operating Expenses
   Purchased gas ..............	$21,214,834	 $ 16,467,988	 $ 22,499,488
   Operation and maintenance
     (Note 1) .................  	9,139,143	    9,137,107	    8,968,213

   Depreciation and depletion
     (Note 1) .................	  3,989,090	    3,840,996	    3,445,382

   Taxes other than income
     taxes ....................  	1,338,486    	1,334,977	    1,212,058

   Income taxes (Note 2) ......	  2,068,500	    1,239,100	    1,401,000

      Total operating expenses.	$37,750,053	 $ 32,020,168	 $ 37,526,141

Operating Income ..............	$ 8,176,722	 $  6,652,070	 $  6,731,859

Other Income and Deductions, Net	   42,866	        33,660	       67,911

Income Before Interest Charges.	$ 8,219,588	 $  6,685,730	 $  6,799,770

Interest Charges
   Interest on long-term debt..	$ 3,845,565	 $  3,912,826	 $  3,326,681

   Other interest .............	    748,006	      460,950	      897,265

   Amortization of debt expense	    161,160	      161,160	      124,552

      Total interest charges ..	$ 4,754,731	 $  4,534,936	 $  4,348,498

Net Income	                     $ 3,464,857	 $  2,150,794	 $  2,451,272

Weighted Average Number of
  Common Shares Outstanding ...	  2,433,397	    2,394,181	    2,359,598

Basic and Diluted Earnings Per
Common Share. . . . . . . . . .	$      1.42	  $       .90	 $       1.04

Dividends Declared Per Common
  Share .......................	$      1.14	  $      1.14	 $       1.14

The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows

For the Years Ended June 30,	               2000	       1999	        1998

Cash Flows From Operating Activities
   Net income ......................	$  3,464,857	 $  2,150,794	$  2,451,272

   Adjustments to reconcile net
   income to net cash from
   operating activities
      Depreciation, depletion and
        amortization ...............	   4,584,976	    4,370,197	   3,755,929
      Deferred income taxes and
        investment tax credits .....	   1,446,444	      662,880	     (29,400)
      Other - net ..................	     841,877	     730,601	      698,584

   (Increase) decrease in assets
      Accounts receivable ..........	  (1,160,957)	     908,917	    (124,168)
      Gas in storage ...............	      48,005	   (1,451,177)	   (840,829)
      Materials and supplies .......	     200,689	     (144,468)	    252,746
      Prepayments ..................	     (51,964)	      53,642	      70,648
      Other assets .................	    (906,274)	    (875,815)	    (55,440)

   Increase (decrease) in
   liabilities
      Accounts payable .............	   1,630,760	     273,755	     (336,089)
      Refunds due customers ........	       2,679	     (75,774)	    (460,751)
      Advance recovery of gas cost..	  (1,124,219)	      50,446	   3,328,625
      Accrued taxes ................	     284,891	    (131,091)	     (46,549)
      Other current liabilities ....	    (302,553)	     160,329	     257,055
      Advances for construction and
        other ......................	    (131,706)	      (2,960)	        404

         Net cash provided by
           operating activities ....	$  8,827,505	 $  6,680,276	  $ 8,922,037

Cash Flows From Investing Activities
   Capital expenditures ............	$ (8,795,653)	$ (7,982,143)	$(11,193,613)

         Net cash used in investing
           activities ..............	$ (8,795,653)	$ (7,982,143)	$(11,193,613)

The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows (continued)

For the Years Ended June 30,	            2000	       1999	       1998

Cash Flows From Financing
   Activities
   Dividends on common stock .......	$ (2,777,372)	$ (2,728,997)	$ (2,690,233)
   Issuance of common stock, net....	     697,926	      679,916	      574,686
   Issuance of debentures, net......	        -	            -	      23,837,795
   Repayment of long-term debt .....	  (1,735,000)	    (339,000)	 (10,822,559)
   Issuance of notes payable........	  27,810,000	   21,615,000	   26,200,000
   Repayment of notes payable.......	 (23,880,000)	 (17,795,000)	 (35,190,000)

         Net cash provided by
           financing activities 	    $    115,554	 $  1,431,919	 $  1,909,689

Net Increase (Decrease) in Cash and
Cash Equivalents ...................	$    147,406	 $    130,052	 $   (361,887)

Cash and Cash Equivalents,
Beginning of Year ..................	     248,588	     118,536	       480,423

Cash and Cash Equivalents,
End of Year ........................	$    395,994	 $    248,588	 $    118,536


Supplemental Disclosures of Cash
Flow Information

Cash paid during the year for:
   Interest	                         $  4,626,542	  $  4,685,458	 $  4,291,005
   Income taxes (net of refunds)	    $    533,908	  $    712,023	 $  1,642,964


The accompanying notes to consolidated financial statements are an integral part of these statements.


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

As of June 30,	                                  2000	             1999

Assets
   Gas Utility Plant, at cost ...............	$141,986,856	   $133,804,954
     Less - Accumulated provision for
       depreciation .........................	 (42,067,229)	   (38,308,798)

         Net gas plant	                       $ 99,919,627	   $ 95,496,156

   Current Assets
      Cash and cash equivalents .............	$    395,994   	$    248,588
      Accounts receivable, less accumulated
        provisions for doubtful accounts of
        $144,380 and $138,514 in 2000 and
        1999, respectively ..................	   2,790,840	      1,629,883
      Gas in storage, at average cost .......	   2,963,137	      3,501,177
      Materials and supplies, at first-in,
        first-out cost ......................	     464,141	        664,830
      Prepayments ...........................	     240,053	        188,089

         Total current assets	                 $ 6,854,165	   $  6,232,567

   Other Assets
      Cash surrender value of officers' life
        insurance (face amount of $1,236,009).	$    356,753	  $    339,450
      Note receivable from officer ...........	     152,000	       122,000
      Unamortized debt expense and other
        (Note 6) .............................	   5,636,374	     5,282,944

         Total other assets	                   $  6,145,127	  $  5,744,394

            Total assets	                      $112,918,919	  $107,473,117




The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (continued)

As of June 30,	                                    2000	        1999

Liabilities and Shareholders' Equity

   Capitalization (See Consolidated Statements
   of Capitalization)
      Common shareholders' equity ..........	$ 31,297,418	  $ 29,912,007
      Long-term debt (Notes 6 and 7)........	  50,723,795	    51,699,700

         Total capitalization ..............	$ 82,021,213	  $ 81,611,707

   Current Liabilities
      Notes payable (Note 5) ...............	$  9,625,000	  $  5,695,000
      Current portion of long-term
        debt (Notes 6 and 7)................	   1,750,000	     2,450,000
      Accounts payable .....................	   3,955,143	     2,324,383
      Accrued taxes ........................	   1,239,566	       954,675
      Refunds due customers ................	      44,028	        41,349
      Advance recovery of gas costs ........	      74,246	     1,198,465
      Customers' deposits ..................	     421,900	       524,263
      Accrued interest on debt .............	   1,192,932	     1,225,903
      Accrued vacation .....................	     519,066	       584,014
      Other accrued liabilities ............	     391,247	       493,518

         Total current liabilities	          $ 19,213,128	  $ 15,491,570

   Deferred Credits and Other
      Deferred income taxes ................	$ 10,403,299	  $  8,826,655
      Investment tax credits ...............	     504,400	       567,800
      Regulatory liability (Note 2) ........	     693,825	       760,625
      Advances for construction and other ..	      83,054	       214,760

         Total deferred credits and other. .	$ 11,684,578	  $ 10,369,840

   Commitments and Contingencies (Note 8) ..	____________  	____________
            Total liabilities and
              shareholders' equity .........	$112,918,919	  $107,473,117




The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Changes in
Shareholders' Equity

For the Years Ended June 30,	                2000	        1999	        1998

Common Shares
   Balance, beginning of year ....... 	$  2,413,942	$  2,375,093	$   2,342,223
     $1.00 par value of 45,125, 38,849,
       and 32,870 shares issued in 2000,
       1999 and 1998, respectively
         Dividend reinvestment and stock
           purchase plan ............	       37,499	      32,551        27,124
         Employee stock purchase plan and
           other ....................	        7,626	       6,298	        5,746

   Balance, end of year .............	 $  2,459,067	$  2,413,942	$   2,375,093

Premium on Common Shares
   Balance, beginning of year .......	 $ 28,386,194	$ 27,745,127	$  27,203,311
     Premium on issuance of common shares
       Dividend reinvestment and stock
         purchase plan .............	      533,760	     536,520	      446,432
       Employee stock purchase plan and
         other ....................	       119,041	     104,547	       95,384

   Balance, end of year .............	 $ 29,038,995	$ 28,386,194	$  27,745,127

Capital Stock Expense
   Balance, beginning and end of year.	$(1,917,020) $ (1,917,020)	$(1,917,020)

Retained Earnings
   Balance, beginning of year .......	 $  1,028,891	$  1,607,094 	$   1,846,055
     Net income ....................	     3,464,857	   2,150,794	    2,451,272
     Cash dividends declared on common
       shares (See Consolidated
       Statements of Income for rates)	   (2,777,372)	  (2,728,997)  (2,690,233)

   Balance, end of year ............	   $  1,716,376	$  1,028,891 	$ 1,607,094




The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Capitalization

As of June 30,	                                    2000	           1999

Common Shareholders' Equity
   Common shares, par value $1.00 per share
     (Notes 3 and 4)
     Authorized 6,000,000 shares
     Issued and outstanding 2,459,067 and
       2,413,942 shares in 2000 and
       1999, respectively  ................... 	$ 2,459,067	  $ 2,413,942
   Premium on common shares ..................	  29,038,995	   28,386,194
   Capital stock expense .....................	  (1,917,020)	  (1,917,020)
   Retained earnings (Note 6) ................	   1,716,376	    1,028,891

      Total common shareholders' equity ......	 $31,297,418	  $29,912,007

Long-Term Debt (Notes 6 and 7)
   Debentures, 8.3%, due 2026 ................	 $14,925,000	  $15,000,000
   Debentures, 6 5/8%, due 2023 ..............	  12,243,000	   12,886,000
   Debentures, 7.15%, due 2018 . . . . . . . . 	 24,668,000	   24,985,000
   Promissory note from acquisition of under-
     ground storage, non-interest bearing,
     due through 2001 (less unamortized
     discount of $62,205 and $121,300 in
     2000 and 1999, respectively) 	                 637,795	    1,278,700

      Total long-term debt .................	   $52,473,795	  $54,149,700


   Less amounts due within one year,
     included in current liabilities .......	   (1,750,000)	  (2,450,000)

      Net long-term debt ...................  	$50,723,795	  $51,699,700



         Total capitalization ..............	  $82,021,213	 $81,611,707


The accompanying notes to consolidated financial statements are an Integral part of these statements.




DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  Summary of Significant Accounting Policies

(a) Principles of Consolidation -- Delta Natural Gas Company, Inc. ("Delta" or "the
Company") has three wholly-owned subsidiaries. Delta Resources, Inc. ("Delta Resources") buys gas and resells it to industrial or other large use customers on Delta's system and to Delta for system supply. Delgasco, Inc. buys gas and resells it to Delta Resources, to customers not on
Delta's system, and to Delta for system supply. Enpro, Inc. owns and operates production properties and undeveloped acreage. Deltran, Inc., which operated an underground natural gas storage field that it leased from Delta through December 31, 1999, was dissolved during February, 2000. All subsidiaries of Delta are included in the consolidated financial statements.
Intercompany balances and transactions have been eliminated.

(b) Cash Equivalents -- For the purposes of the Consolidated Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

(c) Depreciation -- The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 3.1%, 3.2% and 3.1% of average depreciable plant for 2000, 1999 and 1998, respectively.

(d) Maintenance -- All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts. A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired and also for the net cost of removal.

(e) Gas Cost Recovery -- Delta has a Gas Cost Recovery ("GCR") clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred. The Company expenses gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

(f) Revenue Recognition -- The Company records revenues as billed to its customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled.

(g) Revenues and Customer Receivables -- The Company has 40,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

(h) Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) New Accounting Pronouncements -- Delta adopted SFAS No. 128, "Earnings per Share", during fiscal 1998. The adoption of this standard had no effect upon current or prior period earnings per common share.

	Delta adopted SFAS No. 130, "Comprehensive Income", during fiscal 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The adoption of this statement had no impact on the financial statements of the Company.

	Delta adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", and SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits", during fiscal 1999. These statements do not affect the accounting recognition or measurements of transactions, but rather require expanded disclosures regarding financial results.

	In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The statement has subsequently been amended by SFAS No. 137 issued June, 1999 and SFAS No.
138 issued June, 2000. This statement, as amended, is effective for fiscal years beginning after June 15, 2000 and thus for the Company's fiscal year 2001. Delta is currently not a party to any derivatives for hedging or other purposes. Delta has concluded that its contracts for the purchase, sale, transportation and storage of natural gas constitute "normal purchases and sales" under SFAS No. 133 and, as such, are not subject to the accounting requirements of the new standard. Therefore, the Company believes that adoption of this standard will not have a material effect on its financial position or results of operations.


(2)   Income Taxes

	The Company provides for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties. The Company utilizes the liability method for accounting for income taxes, which requires that deferred income tax assets and liabilities are computed using tax rates that will be in effect when the book and tax temporary differences reverse. The change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:






                                     	     2000	               1999
Deferred Tax Liabilities
    Accelerated depreciation	           $11,521,999	        $10,546,000
    Accrued pension	                        988,000            	789,700
    Debt expense 	                          447,100	            467,200

       Total	                           $12,957,099	        $11,802,900

Deferred Tax Assets
    Alternative minimum tax credits	    $ 1,400,800	        $ 1,521,100
    Regulatory liabilities	                 273,700	            193,445
    Deferred gas cost/unbilled revenue     	309,300	            718,400
    Investment tax credit	                  199,000	            224,000
    Other	                                  371,000	            319,300

        Total	                          $ 2,553,800	        $ 2,976,245

         Net accumulated deferred
           income tax liability	        $10,403,299	        $ 8,826,655


	The components of the income tax provision are comprised of the following for the years ended June 30:

                                        	2000	         1999	          1998
Components of Income Tax Expense
    Payable currently
       Federal                     	$   568,100  	$   563,400  	 $ 1,164,800
       State	                           137,500	       63,000	       265,600
          Total	                    $   705,600	  $   626,400	   $ 1,430,400

    Deferred	                         1,362,900	      612,700	       (29,400)

          Income tax expense	       $ 2,068,500  	$ 1,239,100   	$ 1,401,000


	Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:
                                       	2000	          1999   	        1998

Statutory federal income tax rate	     34.0 %	        34.0 %	         34.0 %
State income taxes net of
federal benefit	                        5.2	           5.2	            5.0
Amortization of investment
tax credit	                            (1.1)	         (2.0)	          (1.8)
Other differences - net	               (0.4)        	 (0.4) 	         (0.2)

     Effective income tax rate	        37.7 %	        36.8 %	         37.0 %




(3)  Employee Benefit Plans

(a) Defined Benefit Retirement Plan -- Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to fund the plan adequately. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended March
31, 2000, and a statement of the funded status as of March 31 of both years, as recognized in the
Company's consolidated balance sheets at June 30.


                                                   	2000	         1999

Change in Benefit Obligation
Benefit obligation at beginning of year	     $   8,286,366	  $  6,745,269
Service cost	                                      535,681	       467,417
Interest cost	                                     538,400	       471,939
Actuarial loss	                                     91,615	       711,063
Effect of curtailment 	                             (2,834)	         -
Benefits paid	                                  (1,260,867)	    (109,322)
Benefit obligation at end of year	           $   8,188,361	  $  8,286,366

Change in Plan Assets
Fair value of plan assets at
beginning of year	                           $   9,188,450	  $  8,637,638
Actual return on plan assets	                    1,507,558	        44,213
Employer contribution	                             740,908	       615,921
Benefits paid	                                  (1,260,867)	     (109,322)
Fair value of plan assets at
end of year	                                 $  10,176,049	  $  9,188,450

Funded status	                               $   1,987,688	  $    902,084
Unrecognized net actuarial loss (gain) 	          (117,267)	      512,737
Net transition cost	                               (71,656)	     (127,183)

Prepaid benefit cost (included in other
  assets in the accompanying balance sheet)	 $   1,798,765	  $  1,287,638


	The assets of the plan consist primarily of common stocks, bonds and certificates of deposit. Net pension costs for the years ended June 30 include the following:

                                           	2000	        1999	          1998
Components of  Net Periodic Benefit Cost
Service cost                             	$ 535,681	  $ 467,417	   $ 445,288
Interest cost	                              538,400	    471,939	     443,955
Expected return on plan assets	            (764,449)	  (715,795)	   (575,394)
Amortization of net transition cost	        (42,394)	   (42,394)	    (42,394)
Net periodic benefit cost	                $ 267,238	  $ 181,167	   $ 271,455

Weighted-Average Assumptions as of March 31
Discount rate	                                7.75 %	      6.50 %	      7.00%
Expected return on plan assets	               8.00 %	      8.00 %	      8.00%
Rate of compensation increase	                4.00 %	      4.00 %	      4.00%

During the plan year ended March 31, 2000, Delta eliminated 16 positions in conjunction with a workforce reduction plan. Subsequently, 7 additional positions were eliminated as a result of reorganization of Delta's branch offices, which was completed by June 30, 2000. These events resulted in curtailment treatment in the pension plan in accordance with SFAS 88, "Employers' Accounting for
Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The combined impact of the curtailment gain, the savings in salary expense, and the cost of one time payments made to severed employees was not material to current year results of operations.

SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS No. 112, "Employers' Accounting for Post-Employment Benefits", do not affect the Company, as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.

(b) Employee Savings Plan -- The Company has an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute any whole percentage between 2% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2.5% of the employee's annual compensation. For 2000, 1999 and 1998, Delta's Savings Plan expense was $170,800, $169,300, and $156,000, respectively.

(c) Employee Stock Purchase Plan -- The Company has an Employee Stock Purchase Plan ("Stock Plan") under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. The Company issues Delta common stock, based upon the fiscal year contributions, using an average of the last sale price of Delta's stock as quoted in NASDAQ's National Market System at the close of business for the last five business days in June and matches those shares so purchased. Therefore, stock with an equivalent market value of $100,300 was issued in July, 2000. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis. Delta's Board has continued the Stock Plan through June 30, 2001.


(4)  Dividend Reinvestment and Stock Purchase Plan

	The Company's Dividend Reinvestment and Stock Purchase Plan ("Reinvestment Plan") provides that shareholders of record can reinvest dividends and also make limited additional investments of up to
$50,000 per year in shares of common stock of the Company. Under the Reinvestment Plan the Company issued 37,499, 32,551 and 27,124 shares in 2000, 1999 and 1998, respectively.
Delta reserved 200,000
shares for issuance under the Reinvestment Plan in December, 1994, and as of June 30, 2000 there were
26,430 shares still available for issuance. The Company plans to reserve additional shares under the
Reinvestment Plan during fiscal 2001.


(5)  Notes Payable and Line of Credit

	Substantially all of the cash balances of Delta are maintained to compensate the respective banks for banking services and to obtain lines of credit; however, no specific amounts have been designated as compensating balances, and Delta has the right of withdrawal of such funds. At June 30, 2000 and 1999, the available line of credit was $25,000,000 of which $9,625,000 and $5,695,000 had been borrowed at an interest rate of 6.51% and 5.51%, for 2000 and 1999, respectively. The maximum amount borrowed during 2000 and 1999 was $16,700,000 and $9,435,000, respectively. The interest on this line is, at the option of Delta, either at the daily prime rate or is based upon certificate of deposit rates. The current line of credit must be renewed during November, 2000.

	Short-term borrowings were repaid in March, 1998, with the net proceeds of $24,100,000 from the sale of $25,000,000 of debentures. The net proceeds were also used to redeem the Company's 9%
Debentures that would have matured in April, 2011. The redemption of this debt, the outstanding principal amount of which was $10,000,000, was completed in April, 1998.



(6)  Long-Term Debt

	In March, 1998 Delta issued $25,000,000 of 7.15% Debentures that mature in March, 2018.
Redemption of up to $25,000 annually will be made on behalf of deceased holders within 60 days of notice, subject to an annual aggregate $750,000 limitation.  The 7.15%
Debentures can be redeemed by
the Company after April 1, 2003. Restrictions under the indenture agreement covering the 7.15%
Debentures include, among other things, a restriction whereby dividend payments cannot be made unless
consolidated shareholders' equity of the Company exceeds $21,500,000.   No
retained earnings are
restricted under the provisions of the indenture.

	In July, 1996 Delta issued $15,000,000 of 8.3% Debentures that mature in July, 2026.
Redemption on behalf of deceased holders within 60 days of notice of up to $25,000 per holder will be made annually, subject to an annual aggregate limitation of $500,000. The 8.3% Debentures can be redeemed by the Company beginning in August, 2001 at a 5% premium, such premium declining ratably until it ceases in August, 2006.

	In October, 1993 Delta issued $15,000,000 of 6 5/8% Debentures that mature in October, 2023.
Each holder may require redemption of up to $25,000 annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation. The 6 5/8% Debentures can be redeemed by the
Company beginning in October, 1998 at a 5% premium, such premium declining ratably until it ceases in
October, 2003. The Company may not assume any additional mortgage indebtedness in excess of $2 million without effectively securing the 6 5/8% Debentures equally to such additional indebtedness.

	Debt issuance expenses are deferred and amortized over the terms of the related debt. Call premium in 1998 of $300,000 and loss on extinguishment of debt of $332,000 was deferred and is being amortized over the term of the related debt consistent with regulatory treatment.

	A non-interest bearing promissory note was issued by Delta in November, 1995 in the amount of
$1,800,000. The remaining installment of $700,000 due under this note is payable in 2002. The note was issued when Delta purchased leases and depleted gas wells to develop them for the underground storage of natural gas. The promissory note installment is secured by escrow of 40,000 shares of Delta's common
stock.   These shares will be issued to the holder of the promissory note only in the event of default in
payment by Delta.


(7)  Fair Values of Financial Instruments

	The fair value of the Company's debentures is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company's debentures at June 30, 2000 and 1999 was estimated to
be $47,152,000 and $49,810,000, respectively.   The carrying amount in the
accompanying consolidated
financial statements as of June 30, 2000 and 1999 is $51,836,000 and $52,871,000, respectively.

	The carrying amount of the Company's other financial instruments including cash equivalents, accounts receivable, notes receivable, accounts payable and the non-interest bearing promissory note approximate their fair value.



(8)   Commitments and Contingencies

	The Company has entered into individual employment agreements with its six officers and an agreement with the Chairman of the Board. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of certain benefits over varying periods in the event employment is altered or terminated following certain changes in ownership of the Company.


(9)   Rates

	Reference is made to "Regulatory Matters" herein with respect to rate matters.


(10) Operating Segments

Delta adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related
Information", during fiscal 1999. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services in geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Delta's chief operating decision making group is the Company's officers.

The Company has two segments: (i) a regulated natural gas distribution, transmission and storage segment, and (ii) an unregulated segment which participates in related ventures, consisting of natural gas marketing and production. The Company operates in a single geographic area of central and southeastern
Kentucky.

The segments follow the same accounting policies as described in the Summary of Significant
Accounting Policies and Principles of Consolidation in Note 1 of the Notes to Consolidated Financial
Statements. Because the Company earns revenues on the transportation of natural gas in its regulated segment, management evaluates the performance of the unregulated natural gas marketing subsidiaries based on the additional margin added from their sales and their ability to maintain contact with customers who choose to transport on the regulated system. Inter-segment transportation revenue/expense is recorded at Delta's tariff rates. Transfer pricing for sales of gas between segments is at cost. Operating expenses, taxes and interest are allocated to the unregulated segment.

Segment information is shown below for the periods:





    ($000)	                           2000	         1999	            1998

Revenues
      Regulated
         External customers	         33,314         30,000  	      34,550
         Intersegment	                4,606  	       5,496  	       5,187
              Total regulated	       37,920  	      35,496     	   39,737
      Non-regulated
         External customers	         12,613  	       8,672     	    9,708
         Intersegment	               16,249     	   15,881     	   14,467
              Total non-regulated	   28,862  	      24,553  	      24,175
      Eliminations for intersegment (20,855)	      (21,377)	      (19,654)
              Total operating
                revenues	            45,927  	      38,672  	      44,258

Expenses
      Operating expenses
         Regulated
            Depreciation	             3,940  	       3,804  	       3,399
            Income taxes	             1,657  	       1,001  	       1,089
            Other 	                  24,792     	   24,398  	      28,984
      Total regulated	               30,389  	      29,203  	      33,472
      Non-regulated
           Depreciation 	                49  	          37  	          46
           Income taxes	                412  	         238  	         312
           Other 	                   27,755  	      23,838     	   23,277
      Total non-regulated	           28,216     	   24,113  	      23,635
      Eliminations for intersegment (20,855)	      (21,296) 	     (19,581)
           Total operating expenses	 37,750  	      32,020  	      37,526

Other Income and Deductions
      Regulated	                         43	            25  	          37
      Non-regulated	                      -  	           9  	          31
            Total other income and
            deductions	                  43	            34  	          68



 ($000)	                               2000	           1999	          1998
Interest Charges
      Regulated       	               4,766  	        4,552  	       4,380
      Non-regulated	                     41  	           64  	          42
         Eliminations for intersegment  (52)	           (81)	          (73)
            Total interest charges	   4,755  	        4,535  	       4,349

Net Income
      Regulated	                      2,808      	    1,766     	    1,922
      Non-regulated	                    657  	          385 	          529
            Total net income	         3,465  	        2,151     	    2,451

Assets
      Regulated	                    108,876      	  105,716     	  101,016
      Non-regulated	                  4,043  	        1,757  	       1,851
           Total assets	            112,919  	      107,473     	  102,867

Capital Expenditures
      Regulated	                      8,796	          7,981  	      11,192
      Non-regulated	                    -     	           1  	           2
           Total capital
           expenditures	              8,796	          7,982  	      11,194



(11)	Quarterly Financial Data (Unaudited)

	The quarterly data reflects, in the opinion of management, all normal recurring adjustments necessary to present fairly the results for the interim periods.




Quarter Ended


                    Operating      Operating     Net Income Basic and Diluted
                     Revenues 	     Income	      (Loss)	    Earnings(Loss) per
                                                              Common Share(a)

Fiscal 2000

September 30	      $ 4,753,043	   $  344,622	   $  (801,859)	    $  (.33)
December 31	         9,964,446	    1,869,292	       633,318	         .26
March 31	           20,708,156	    4,609,595   	  3,400,687	        1.39
June 30	            10,501,130	    1,353,213	       232,711	         .09

Fiscal 1999
September 30	      $ 4,938,135	   $  431,693	   $  (693,777)	    $  (.29)
December 31	         8,630,074	    1,415,274	       252,775   	      .11
March 31	           16,890,711	    3,651,078	     2,515,336	        1.05
June 30	             8,213,318	    1,154,025	        76,460	         .03

(a) Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.



Report of Independent Public Accountants

To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:

	We have audited the accompanying consolidated balance sheets and statements of capitalization of
DELTA NATURAL GAS COMPANY, INC. (a Kentucky corporation) and subsidiary companies as of
June 30, 2000 and 1999, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

	We conducted our audits in accordance with auditing standards generally accepted in the United
States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended
June 30, 2000, in conformity with accounting principles generally accepted in the United States.





         				Arthur Andersen LLP

             Louisville, Kentucky




August 15, 2000

Management's Statement of Responsibility for Financial Reporting and Accounting

Management is responsible for the preparation, presentation and integrity of the financial statements and other financial information in this report. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.
The Company maintains a system of accounting and internal controls which management believes provides reasonable assurance that the accounting records are reliable for purposes of preparing financial statements and that the assets are properly accounted for and protected.
The Board of Directors pursues its oversight role for these financial statements through its Audit Committee which consists of four outside directors. The Audit Committee meets periodically with management to review the work and monitor the discharge of their responsibilities. The Audit Committee also meets periodically with the Company's internal auditor as well as Arthur Andersen LLP, the independent auditors, who have full and free access to the Audit Committee, with or without management present, to discuss internal accounting control, auditing and financial reporting matters.




Glenn R. Jennings			     John F. Hall			             	John B. Brown
President & Chief 		    	Vice President - Finance,	  	Controller
Executive Officer		      Secretary & Treasurer



Consolidated Statistics

For the Years Ended June 30,	  2000	    1999	    1998	    1997	    1996

Retail Customers Served,
End of Period
   Residential ..............	33,028	  32,239	  31,596	  31,380   	29,840
   Commercial ...............	 5,008   	4,868	   4,753   	4,761    	4,453
   Industrial ...............	    67	      68	      70	      74 	      75

      Total .................	38,103	  37,175	  36,419	  36,215   	34,368

Operating Revenues ($000)
   Residential sales ........	19,672	  17,329	  19,969	  19,694   	16,540
   Commercial sales .........	10,952	  10,039	  11,890	  11,977    	9,788
   Industrial sales ......... 	1,104	   1,173	   1,576   	1,890    	1,483
   On-system transportation .	 4,056   	4,107	   3,877   	3,214    	2,913
   Off-system transportation.	   522	     363	     483	     382      	418
   Subsidiary sales .........	 9,431	   5,491	   6,335   	4,904    	5,297
   Other ....................	   190	     170	     128	     108	      137

      Total .................	45,927	  38,672	  44,258	  42,169   	36,576

System Throughput
(Million Cu. Ft.)
   Residential sales ........	 2,266	   2,223	   2,377	   2,464    	2,741
   Commercial sales .........	 1,397   	1,401    1,504	   1,557    	1,673
   Industrial sales .........	   174	     189	     231	     278	      291

      Total retail sales .... 	3,837	   3,813	   4,112	   4,299    	4,705


   On-system transportation.. 	4,703	   4,434	   3,467	   2,863    	2,570

   Off-system transportation.	 1,672	   1,144	   1,489	   1,205	    1,134

      Total .................	10,212	   9,391	   9,068	   8,367	    8,409


Average Annual Consumption Per
  End of Period Residential
  Customer (Thousand Cu. Ft.).	   69	      69	      75	      79       	92
Lexington, Kentucky Degree Days
   Actual ....................	4,162	   4,188	   4,397	   4,867    	5,280
   Percent of 30 year average
     (4,714) .................	 88.3 	   88.8    	93.3	   103.2    	112.0



For the Years Ended June 30,	   2000	     1999	    1998	   1997	   1996

Average Revenue Per Mcf Sold
  at Retail ($) .............	  8.27 	    7.49	    8.13	    7.81    	5.91

Average Gas Cost Per Mcf Sold
  at Retail ($) .............	  3.77	     3.69    	4.60    	4.62    	2.81


Directors & Officers

Board of Directors

Donald R. Crowe (a)
Retired Senior Analyst
Department of Insurance
Commonwealth of Kentucky
Lexington, Kentucky

Jane Hylton Green (b)
Retired Vice President-
Human Resources and
Corporate Secretary

Lanny D. Greer (b)
Chairman of the Board and President
First National Financial
Corporation and First National Bank
(commercial banking)
Manchester, Kentucky

Billy Joe Hall (a)
Investment Broker
LPL Financial Services
(general brokerage services)
Mount Sterling, Kentucky

Glenn R. Jennings (c)
Vice Chairman of the Board, President
and Chief Executive Officer

Lewis N. Melton (b)
Professional Engineer
Secretary
Vaughn & Melton, Inc.
(consulting engineering)
Middlesboro, Kentucky

Harrison D. Peet (c)
Chairman of the Board
Retired President
and Chief Executive Officer


Henry C. Thompson (b)
President
Triple Land Co., Inc.
(land development and real estate rental)
Retired President
Henry Thompson Construction Co., Inc.
(land development and commercial
real estate rental)
Nicholasville, Kentucky

Arthur E. Walker, Jr. (a)(c)
President
The Walker Company
(general and highway construction)
Mount Sterling, Kentucky


(a) Member of Nominating and
     Compensation Committee
(b) Member of Audit Committee
(c) Member of Executive Committee



Officers

John B. Brown
Controller

Johnny L. Caudill
Vice President-
Administration and
Customer Service

John F. Hall
Vice President-
Finance, Secretary and Treasurer

Robert C. Hazelrigg
Vice President-
Public and Consumer Affairs

Alan L. Heath
Vice President-
Operations and Engineering

Glenn R. Jennings
President and
Chief Executive Officer



Corporate Information
Shareholders' Inquiries
Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to: Investor
Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky
40391, e-mail:  ebennett@deltagas.com.


Independent Public Accountants
Arthur Andersen LLP
2300 Meidinger Tower
The Louisville Galleria
Louisville, Kentucky 40202

Disbursement Agent, Transfer Agent and Registrar for Common Shares Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45202

Trustee and Interest Paying Agents for Debentures
6 5/8% due 2023

Corporate Trust Bank One
235 W. Schrock Rd.
Westerville, Ohio 43081

8.3% due 2026; 7.15% due 2018

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45202

Dividend Reinvestment and Stock Purchase Plan Administrator and Agent Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio  45202

2000 Annual Report
This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

2000 Annual Meeting
The annual meeting of shareholders
of the Company will be held at the General Office of the Company in Winchester, Kentucky on
November 16, 2000, at 10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about
October 9, 2000.

SEC Form 10-K
A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to Emily P. Bennett, Director - Corporate Services, Delta Natural Gas
Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.

Dividend Reinvestment and Stock Purchase Plan
This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Fifth Third Bank administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Emily P. Bennett, Director-Corporate Services, Delta Natural Gas Company, Inc.,
3617 Lexington Road, Winchester, Kentucky 40391, e-mail:  ebennett@deltagas.com.